1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co.
Updates Exploration and Development and
Main Pass Energy HubTM Activities

NEW ORLEANS, LA, November 30, 2006 - McMoRan Exploration Co. (NYSE: MMR) today updated its exploration and development activities, including a discovery at Zigler Canal, and its permitting efforts for its Main Pass Energy HubTM (MPEHTM) offshore LNG project.

EXPLORATION ACTIVITIES
The Zigler Canal exploratory well onshore in Vermilion Parish, Louisiana commenced drilling on June 17, 2006 and was sidetracked to a true vertical depth of 13,635 feet (14,792 feet measured depth). The well was evaluated with log while drilling logs, which indicated a potential 30 net feet of hydrocarbon bearing sands over a 125 foot gross interval. Production is expected to commence in the first quarter of 2007. McMoRan has a 50.0 percent working interest and a 35.75 percent net revenue interest.

The Laphroaig exploratory well in St. Mary Parish, Louisiana commenced drilling on April 8, 2006. The well was recently sidetracked and is currently drilling below 17,600 feet true vertical depth and 18,500 feet measured depth, with a planned true vertical depth of 18,200 feet and measured depth of 19,300 feet. McMoRan has a 37.5 percent working interest and a 27.8 percent net revenue interest.

The Marlin exploratory well at Grand Isle Block 18 commenced drilling on October 25, 2006. The well is currently drilling below 10,300 feet true vertical and measured depth, with a planned true vertical depth of 16,000 feet and measured depth of 17,100. The Marlin prospect is located in 55 feet of water, 7.5 miles offshore Louisiana in an area where McMoRan has rights to 17,700 gross acres. McMoRan has a 26.0 percent working interest and a 19.9 percent net revenue interest.

The Hurricane Deep well at South Marsh Island Block 217 commenced drilling on October 26, 2006. The well is currently drilling below 10,100 feet with a planned true vertical depth of 21,250 feet. The Hurricane Deep prospect is located in twelve feet of water in OCS 310, one mile northeast of the Hurricane discovery well which is currently producing. McMoRan controls 7,700 gross acres in this area. McMoRan has a 25.0 percent working interest and a 17.7 percent net revenue interest.

A rig is on location to test the Blueberry Hill well at Louisiana State Lease 340. As previously reported, the Blueberry Hill well encountered four potentially productive hydrocarbon bearing sands below 22,200 feet. McMoRan has a 35.3 percent working interest and a 24.2 percent net revenue interest. Information obtained from the testing of the Blueberry Hill well will be incorporated in future plans for the JB Mountain Deep well, as both areas demonstrate similar geologic settings and are targeting deep Miocene sands equivalent in age.

Exploration In-Progress	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Vertical Depth	Spud Date
St. Mary Parish, LA “Laphroaig”	37.5%	27.8%	17,600'	18,200'	April 8, 2006
Grand Isle Block 18 “Marlin”	26.0%	19.9%	10,300'	16,000'	October 25, 2006
South Marsh Island Block 217 “Hurricane Deep”	25.0%	17.7%	10,100'	21,250'	October 26, 2006
Louisiana State Lease 340 “Blueberry Hill”	35.3%	24.2%	n/a	n/a	Testing Under Way

Since 2004, McMoRan has participated in 13 discoveries on 26 prospects that have been drilled and evaluated, including five discoveries announced in 2006. Five additional prospects are either in progress or not fully evaluated. McMoRan currently has rights to approximately 350,000 gross acres and is also actively pursuing opportunities to acquire additional acreage and prospects through farm-in or other arrangements.

McMoRan also announced that it has entered into an exploration agreement with Plains Exploration & Production Company (NYSE: PXP) whereby PXP will participate in up to nine of McMoRan’s Miocene exploratory prospects in 2007 for approximately 60 percent of McMoRan’s interest. Under the agreement, PXP paid McMoRan $20 million for leasehold interests and associated prospects. PXP currently is participating in the drilling of the Marlin prospect at Grand Isle Block 18 and the Hurricane Deep prospect at South Marsh Island Block 217.

The spending commitments under McMoRan’s exploration venture with a private partner have been met, and McMoRan has agreed to an $8 million reimbursement for certain exploration rights.

PRODUCTION AND DEVELOPMENT ACTIVITIES
McMoRan’s share of fourth quarter 2006 production is expected to average 75-80 million cubic feet of natural gas equivalents per day (MMcfe/d), including new production from additional wells in the fourth quarter of 2006, including Hurricane No. 3 and Liberty Canal. The Hurricane No. 3 well commenced production in late November at a gross rate of 13 million cubic feet per day, 144 barrels of oil per day and 250 barrels of water per day (completion fluid), (2.7 million cubic feet net to McMoRan), with a flowing tubing pressure of 8,900 pounds per square inch. The operator at West Cameron Block 43 No. 3 is reviewing options to bring the well on production in the fourth quarter.  McMoRan has also recently performed successful recompletions at Deep Tern C-1 and C-2 and King Kong No. 2. The discovery well at Point Chevreuil in St. Mary’s Parish, Louisiana is expected to commence production in early 2007. Following start-up of these wells and planned activities from existing production, McMoRan expects its share of total production to reach 90 MMcfe/d.

MAIN PASS ENERGY HUB™ UPDATE
McMoRan announced today that the public comment period, including the period allowed for comments from Governors of the adjacent states of Louisiana, Mississippi and Alabama, for the Main Pass Energy HubTM project expired on November 20, 2006, with no opposition. McMoRan expects the Maritime Administration to issue a positive record of decision on the project by January 3, 2007.

The receipt of a positive record of decision is an important milestone as McMoRan continues to pursue the highly attractive commercial potential for the project. The project’s location near large and liquid U.S. gas markets and the significant potential of the onsite cavern storage provide attractive commercial opportunities for LNG suppliers, natural gas consumers and marketers. The MPEH™ terminal would be permitted to regas LNG at a rate of 1.6 Bcf per day.

McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities. There are several advantages to the project, including the use of existing facilities at the site, the onsite natural gas cavern storage capabilities, the significant logistical savings associated with the offshore location and the premium markets available from the eastern Gulf of Mexico location. These advantages provide suppliers with a highly attractive netback and offer U.S. natural gas consumers a reliable source of supply.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; the economic potential of properties; and the potential Main Pass Energy HubTM Project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission.

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